EXHIBIT 99.1

Monarch Casino & Resort Reports Fourth Quarter Net Revenue of $56.1 Million, Net Income of $4.4 Million and Adjusted EBITDA of $12.6 Million

Lower Slot Hold in Reno, Increased Self-Insurance Claims and Accelerated Spending  Impacted Quarterly Adjusted EBITDA by Approximately $2.2 Million

RENO, Nev., Feb. 20, 2018 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq:MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2017, as summarized below:

($ in thousands, except per share data and percentages)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (Decrease)	2017	2016	Increase
Net revenue	$56,056	$55,596	0.8%	$230,726	$217,032	6.3%

Adjusted EBITDA (1)(2)	12,589	14,600	(13.8%)	58,046	55,741	4.1%

Net income (3)	$4,397	$6,470	(32.0%)	$25,538	$24,574	3.9%

Basic EPS	$0.25	$0.37	(32.4%)	$1.45	$1.42	2.1%
Diluted EPS (3)(4)	$0.23	$0.36	(36.1%)	$1.39	$1.39	-

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2) Adjusted EBITDA for the twelve months ended December 31, 2016 was negatively affected by approximately $1.6 million of Toucan Charlies buffet redesign and upgrade costs that were expensed in first quarter of 2016.
(3) The $1.6 million Toucan Charlies buffet redesign and upgrade costs, expensed during the first quarter of 2016, had approximately a $1.0 million negative effect on Net income and a $0.05 negative effect on the Diluted EPS for the twelve months ended December 31, 2016.
(4) The enactment of the Tax Cuts and Jobs Act resulted in a non-cash Deferred tax asset revaluation in the fourth quarter of 2017, which has a $1,461 thousand negative effect on Net income and $0.08 negative effect on the Diluted EPS for the three and twelve months ended December 31, 2017. Excluding this impact, Net income and diluted EPS for the three months ended December 31, 2017 compared to the same period in the prior year declined 9.5% and 13.9%, respectively, and for the twelve months ended December 31, 2017 compared to the same period in the prior year increased 9.9% and 5.8%, respectively.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “We saw positive business trends in the 2017 fourth quarter. These included a surge of 6% in slot volume as well as growth in food and beverage and hotel revenues at Atlantis Casino Resort, and an increase in gaming revenue at Monarch Casino Black Hawk. However, this improvement was offset by abnormally low slot hold at Atlantis. Moreover, with the anticipated enactment of the Tax Cuts and Jobs Act we accelerated certain maintenance work into the fourth quarter, resulting in higher maintenance expenses for that quarter. In addition, our self-funded health insurance plans at both properties and our self-funded workers compensation plan at Atlantis each experienced higher than usual fourth quarter claims. These items, representing a total impact of approximately $2.2 million, lowered our fourth quarter Adjusted EBITDA.

“The Reno market and Atlantis Casino Resort continue to benefit from the broad-based economic resurgence that is transforming the Reno area. Since Tesla planted its multi-billion dollar flag in 2014, regional business has increased steadily as employment and wages have strengthened. The Reno-Sparks Convention Center is driving increased bookings of major shows and conferences, including the relocation of Interbike to Reno in September of 2018, as well as Safari Club International in January of 2019. As the only resort directly connected to the Convention Center, we believe that Atlantis is well positioned to realize further growth across all areas of our business.

“Like Reno, the Denver area economy remains vibrant. Weather at Black Hawk in the fourth quarter of 2017 was relatively dry and mild, reducing weather-related negative impact. The positive weather trend has continued into the first quarter of 2018, allowing our construction team to make steady progress on the Monarch hotel tower and casino expansion, which remains on budget and on schedule for completion in the second quarter of 2019. We believe that our freshly redesigned casino and new parking facility have helped drive growth in the Black Hawk market. We are encouraged to see our Black Hawk peers likewise investing in their properties, signaling a shared vision for Black Hawk to emerge as a premier regional destination for gaming and entertainment.

“While the strengthening economy presents us with revenue growth opportunities in Reno and Black Hawk, we are experiencing the pressure of a tight labor market, which increases competition for talent and drives rising wages. Thus, we must remain vigilant in managing our expenses to optimize margins, bringing long-term value for our stockholders, while also continuing to deliver an exceptional product and services for our guests.

“Since breaking ground on the Monarch Casino Black Hawk expansion in the first quarter of 2017 we have not drawn on our credit facility, funding all expansion-related capital spending and maintenance capital expenditures at both properties from operating cash flows. The enactment of the Tax Cuts and Jobs Act will bring a recurring benefit to Monarch’s free cash flow and a de-leveraging effect on our balance sheet. Given our current leverage and the effect of the new tax law, we expect that our peak leverage ratio at the completion of the project will be below 2x.”

Summary of 2017 Fourth Quarter Operating Results
For the 2017 fourth quarter, consolidated net revenue increased 0.8% to $56.1 million from $55.6 million in the prior year. Consolidated casino, food and beverage, hotel and other revenue increases were partially offset by a hold-driven casino revenue decline at Atlantis Casino Resort. Consolidated casino revenues, food and beverage revenues and hotel revenues increased 0.3%, 2.1% and 4.6% on a year over year basis, respectively. Consolidated promotional allowances increased $0.4 million, or 3.6%. As a percentage of gross revenues, promotional allowances were 18.1% compared to 17.7% a year ago.

The Company generated consolidated Adjusted EBITDA of $12.6 million in the fourth quarter of 2017, a decrease of $2.0 million, or 13.8%, over the same period a year ago. The current year Adjusted EBITDA was impacted by: a $1.3 million effect of the abnormally low slot hold at Atlantis; and a $1.3 million increase in labor expenses as a result of competitive labor markets in both Reno and Denver, additional labor related to the Monarch Casino Black Hawk expansion and higher than average medical and workers compensation claims paid out of the Company’s self-insured plans.

Casino operating expense as a percentage of casino revenue increased to 41.9% for the fourth quarter of 2017 compared to 39.5% in the fourth quarter of 2016 primarily due to increase in complimentary and labor expenses. Food and beverage operating expense as a percentage of food and beverage revenue decreased to 39.1% during the fourth quarter of 2017 from 40.1% a year ago primarily driven by product cost efficiencies, offset by an increase in labor expense. Hotel operating expense as a percentage of hotel revenue increased to 38.1% for the fourth quarter of 2017 compared to 33.6% for the same period in the prior year primarily as a result of an increase in labor expense and an increase in repair and maintenance expense to keep our hotel product fresh and upscale.

Selling, general and administrative (“SG&A") expense for the 2017 fourth quarter was $16.6 million compared to $15.6 million in the prior year period driven primarily by an increase in labor expense. As a percentage of net revenue, SG&A expense increased to 29.6% compared to 28.1% a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project, as well as the amounts spent through December 31, 2017:

$ in millions	Budget Cost	Total Spent Through December 31, 2017	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$23	$11 - $13	Interior completed; Exterior 2017-2018
Total Existing Facility	$110 - $112	$99	$11 - $13

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$229 - $234	$30	$199 - $204	2Q19
Other	$8 - $10	$10	-
Total Expansion	$285 - $295	$91	$199 - $204
Total Cost	$395 - $407	$190	$210 - $217

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the Company’s amended credit facility.

The expansion project at Monarch Casino Black Hawk remains on schedule and in budget and the Company’s targeted completion date for the project remains the second quarter of 2019.

Credit Facility and Liquidity
In the fourth quarter of 2017, the Company did not make any principal borrowings on its amended credit facility. As of December 31, 2017, the amount outstanding on the amended credit facility remained at $26.2 million. Capital expenditures of $12.4 million in the fourth quarter of 2017 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing capital maintenance spending. Capital expenditures in the fourth quarter of 2017 were funded entirely from the Company’s operating cash flow.

Interest expense for the 2017 fourth quarter was $328 thousand, compared to $341 thousand in the same quarter of 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, statements relating to (i) plans, objectives, expectations, growth prospects and future operations regarding Atlantis Casino Resort Spa and Monarch Casino Black Hawk; (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; (iii) the impact of the Tax Cuts and Jobs Act on our cash flows, leverage ratio and financial condition and (iv) our expectations regarding the quality of service we provide to our guests and our ability to deliver long-term value for our shareholders. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  access to available and reasonable financing on a timely basis;
  the Company’s ability to effectively manage expenses to optimize its margins and operating results;
  risks related to the complexity of the Tax Cuts and Jobs Act and our ability to accurately interpret and predict its impact on our cash flows, leverage ratio and financial condition;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US Generally Accepted Accounting Principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues	(Unaudited)	(Unaudited)	(Unaudited)
Casino	$43,378	$43,248	$178,585	$168,861
Food and beverage	16,022	15,688	63,416	60,269
Hotel	5,580	5,336	24,784	23,374
Other	3,428	3,250	12,467	11,640
Gross revenues	68,408	67,522	279,252	264,144
Less promotional allowances	(12,352)	(11,926)	(48,526)	(47,112)
Net revenues	56,056	55,596	230,726	217,032

Operating expenses
Casino	18,180	17,080	73,017	69,529
Food and beverage	6,266	6,284	25,727	24,627
Hotel	2,128	1,793	9,320	7,231
Other	1,008	933	4,141	3,855
Selling, general and administrative	16,602	15,604	62,719	57,730
Depreciation and amortization	3,735	3,701	15,132	14,835
Loss on disposition of assets	—	9	4	677
Total operating expenses	47,919	45,404	190,060	178,484
Income from operations	8,137	10,192	40,666	38,548

Other expenses
Interest expense, net of amounts capitalized	(328)	(341)	(967)	(616)
Total other expense	(328)	(341)	(967)	(616)

Income before income taxes	7,809	9,851	39,699	37,932
Provision for income taxes	(3,412)	(3,381)	(14,161)	(13,358)
Net income	$4,397	$6,470	$25,538	$24,574

Earnings per share of common stock
Net income
Basic	$0.25	$0.37	$1.45	$1.42
Diluted	$0.23	$0.36	$1.39	$1.39

Weighted average number of common shares and potential common shares outstanding
Basic	17,717	17,412	17,585	17,305
Diluted	18,701	17,815	18,367	17,664

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	December 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$29,151	$26,383
Receivables, net	6,925	5,036
Income taxes receivable	2,008	408
Inventories	3,335	3,097
Prepaid expenses	4,612	4,487
Total current assets	46,031	39,411
Property and equipment
Land	30,034	29,549
Land improvements	7,249	6,914
Buildings	193,286	191,370
Buildings improvements	24,745	24,511
Furniture and equipment	140,404	134,603
Construction in progress	48,834	9,767
Leasehold improvements	3,800	2,688
	448,352	399,402
Less accumulated depreciation and amortization	(197,638)	(184,503)
Net property and equipment	250,714	214,899
Other assets
Goodwill	25,111	25,111
Intangible assets, net	3,869	5,035
Deferred income taxes	3,544	7,354
Other assets, net	2,818	3,355
Total other assets	35,342	40,855
Total assets	$332,087	$295,165
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,184	$8,720
Construction accounts payable	5,823	2,605
Accrued expenses	25,406	23,795
Total current liabilities	39,413	35,120
Long - term debt	26,200	26,200
Total liabilities	65,613	61,320
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,759,446 outstanding at December 31, 2017;
17,468,269 outstanding at December 31, 2016
Additional paid-in capital	26,890	23,834
Treasury stock, 1,336,854 shares at December 31, 2017; 1,628,031 shares at	(18,123)	(22,158)
December 31, 2016
Retained earnings	257,516	231,978
Total stockholders' equity	266,474	233,845
Total liabilities and stockholders' equity	$332,087	$295,165

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA (1)	$12,589	$14,600	$58,046	$55,741
Expenses:
Stock based compensation	(717)	(698)	(2,244)	(1,681)
Depreciation and amortization	(3,735)	(3,701)	(15,132)	(14,835)
Interest expense, net of amount capitalized	(328)	(341)	(967)	(616)
Gain (loss) on disposition of assets	-	(9)	(4)	(677)
Revaluation of deferred tax asset due to enactment of the Tax Cuts and Jobs Act	(1,461)	-	(1,461)	-
Provision for income taxes	(1,951)	(3,381)	(12,700)	(13,358)
Net income	4,397	6,470	25,538	24,574

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US GAAP), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.